CENTRAL COAST BANCORP

PRESS RELEASE	Contact: Rob Stanberry
Chief Financial Officer
For Release 9:00 am EDT	(831) 422-6642

CENTRAL COAST BANCORP REPORTS 12% INCREASE IN
THIRD QUARTER EARNINGS PER SHARE

Salinas, California – October 19, 2004. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced third quarter diluted earnings per share of $0.28, a 12% increase over the $0.25 earned in the third quarter of 2003. Net income increased to $3,263,000 as compared to $2,950,000 reported in the year earlier period. The annualized return on average equity (ROAE) and the return on average assets (ROAA) for the third quarter of 2004 were 13.66% and 1.22% as compared to 13.75% and 1.21% for the same period in 2003.

Net income for the nine months ended September 30, 2004 increased to $9,715,000 from $8,803,000 for the nine months ended September 30, 2003. Diluted earnings per share increased to $0.85 from $0.76, for the comparative periods. For the first nine months of 2004, ROAE was 13.99% and ROAA was 1.25% as compared to 14.25% and 1.27% for the same period in 2003. The earnings per share for the 2003 periods have been adjusted for the 10% stock dividend distributed in February 2004.

The Company continued to experience growth in total assets, loans and deposits during the third quarter of 2004. The Company ended the quarter with total assets of $1,073,765,000, an increase of $24,280,000 (2.3%) from the June 30, 2004 balance and a $35,925,000 (3.5%) increase from year-end 2003. Loan demand picked up in the third quarter as loans increased $40,697,000 (5.1%) from the June 30, 2004 balance to total $840,549,000 at September 30, 2004. This increase was net of a $9.0 million decrease in loans due to a nonperforming commercial and retail redevelopment project transaction discussed below. Loans have increased $57,808,000 (7.4%) from the year-end 2003. Deposits grew to $954,159,000 at September 30, 2004, an increase of $6,441,000 (0.7%) from June 30, 2004 and an increase of $16,049,000 (1.7%) from year-end 2003. On a year-over-year basis, internal growth has generated an increase in assets of $103,882,000 (10.7%); an increase in loans of $92,181,000 (12.3%); and an increase in deposits of $82,157,000 (9.4%).

“With the continued growth of our loan portfolio, we are pleased with the overall quality of the portfolio as we ended the quarter with the ratio of nonperforming loans consisting of 90+ day past due and nonaccrual loans compared to total loans of 0.15%. This compares favorably to the most recent peer average of 0.69%,” stated Nick Ventimiglia, Chairman, and CEO. “We continue to expand the coverage of our franchise with the opening of the Santa Cruz branch in July and the upcoming opening of the Soledad branch on October 25th. Our year-to-date earnings of $9,715,000 are 10.3% ahead of last year. If the current quarter earnings trend continues for the rest of the year, we anticipate that the Company could achieve its 21st consecutive year of increased earnings.”

Financial Summary:

Interest income, net interest income, net interest margin and the efficiency ratio are discussed below on a fully taxable equivalent basis. These items have been adjusted to give effect to $287,000 and $273,000 in taxable equivalent interest income on tax-free investments for the three-month periods ending September 30, 2004 and 2003. Net interest income for the third quarter of 2004 was $11,414,000, which was an increase of $1,483,000 (14.9%) over the third quarter of 2003. Interest income for the third quarter of 2004 was $14,267,000, an increase of $1,491,000 (11.7%) from the third quarter of 2003. Average earning assets in the third quarter of 2004 increased $98,102,000 (10.9%) over the prior year period. The average rate received on earning assets increased to 5.70% in the third quarter of 2004 from 5.64% in the third quarter of 2003.

Interest expense for the third quarter of 2004 increased slightly to $2,853,000 from $2,845,000 in the prior year period. The average rate paid on interest-bearing liabilities declined 14 basis points to 1.62% for the third quarter of 2004 as compared to 1.76% in the year earlier period. Most of this decrease was due to the year-over-year repricing of time certificates of deposit. Average balances of interest-bearing liabilities in the third quarter of 2004 increased by $56,656,000 (8.8%) over the prior year period. The lower rates nearly offset the effect of the higher volume of interest bearing liabilities.

The net interest margin for the third quarter of 2004 was 4.56% as compared to 4.52% for the second quarter of 2004 and 4.39% in the third quarter of 2003. Based on the mid-quarter timing of the two most recent interest rate increases by the Federal Reserve Open Market Committee, we expect some continuing improvement in the net interest margin going forward.

The Company provided $885,000 for loan losses in the third quarter of 2004 as compared to $590,000 in the second quarter of 2004 and $630,000 in the third quarter of 2003. Nonperforming and restructured loans were $2,031,000 at September 30, 2004 as compared to $10,570,000 at June 30, 2004 and $11,161,000 at September 30, 2003. Approximately $9.0 million of the nonperforming loans at June 30, 2004 and September 30, 2003 pertain to loans for a commercial and retail redevelopment project in the City of King. During the third quarter of 2004, the Company charged-off a balance of $3.3 million on one of these loans and foreclosed on the other loan. At September 30, 2004, the property was recorded as other real estate owned (OREO) at a value of $5,250,000. The Company is continuing its legal appeal process against the City of King. Details of these loans have been disclosed on Forms 8-K and Forms 10-Q filed with the Securities and Exchange Commission (SEC) during 2003 as reflected in Form 10-K for the period ended December 31, 2003, filed with the SEC on March 1, 2004. Additional disclosures on Form 8-K were filed with the SEC on March 22, 2004, June 14, 2004 and August 12, 2004. The ratio of the allowance for loan losses to nonperforming loans was 728% at September 30, 2004, 159% at December 31, 2003 and 146% at September 30, 2003. The large change in the ratio resulted from the significant decrease in nonperforming loans in the third quarter of 2004 due to the aforementioned charge-off and foreclosure of the redevelopment project loans. The ratio of the allowance for loan losses to total loans was 1.76% at September 30, 2004 as compared to 2.12% at December 31, 2003 and 2.17% at September 30, 2003. The Company had OREO of $5,250,000 at September 30, 2004 as mentioned above. The Company did not have any OREO properties at December 31, 2003. The Company had OREO of $2,761,000 at September 30, 2003, which consisted of one property acquired through foreclosure in the second quarter of 2003 that was subsequently sold.

Noninterest income decreased $453,000 (29.5%) to $1,085,000 in the third quarter of 2004 as compared to $1,538,000 in the third quarter of 2003. Most of the decrease was related to two significant changes. In the third quarter of 2003, the Company recorded operating income of $260,000 from its OREO property and it realized a gain of $176,000 on the sale of investment securities. During the third quarter of this year, the Company did not have any revenue from OREO or gains on the sale of securities.

Noninterest expenses increased $308,000 (5.1%) to $6,335,000 in the third quarter of 2004 as compared to $6,027,000 in the third quarter 2003. Noninterest expenses were generally higher due to increased staffing, higher business volumes and normal cost increases. A significant favorable expense variance was due to the elimination of OREO expenses of $293,000, which were incurred in the third quarter of 2003. The efficiency ratio for the quarter ended September 30, 2004 was 50.7% as compared to 52.6%, in the year earlier period.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in: the Monterey County communities of Salinas (2), Monterey (2), Seaside, Marina, Castroville, Gonzales, Soledad and King City; the Santa Clara County community of Gilroy; the Santa Cruz County communities of Santa Cruz and Watsonville; and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area.

Information on the Company and its subsidiary Bank may be obtained from the Company’s website www.community-bnk.com. Copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto are available free of charge on the website as soon as they are filed with the SEC. To access these reports through a link to the Edgar reporting system simply select the “Central Coast Bancorp – Corporate Profile” menu item, then click on the “Central Coast Bancorp SEC Filings” link. Section 16 insider filings can also be accessed through the website. Follow the same instructions and select “Central Coast Bancorp SEC Section 16 Reports”.

Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company’s market areas; (4) the effects of terrorism, the threat of terrorism or the impact of potential military conflicts; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) variances in the actual versus projected growth in assets; (10) return on assets; (11) loan losses; (12) expenses; (13) rates charged on loans and earned on securities investments; (14) rates paid on deposits; and (15) fee and other noninterest income earned, as well as other factors. This entire press release and the Company’s periodic reports on Forms 10-K, 10-Q and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business.

301 Main Street, Salinas, California 93901

CENTRAL COAST BANCORP
CONSOLIDATED CONDENSED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Statement of Income Data
Interest income
Loans (including fees)	$ 12,180	$ 11,086	$ 34,864	$ 32,976
Investment securities	1,742	1,319	5,021	3,502
Other	58	98	138	260

Total interest income	13,980	12,503	40,023	36,738

Interest expense
Interest on deposits	2,780	2,743	8,032	8,510
Other	73	102	235	315
Total interest expense	2,853	2,845	8,267	8,825

Net interest income	11,127	9,658	31,756	27,913
Provision for loan losses	885	630	1,540	930

Net interest income after
provision for loan losses	10,242	9,028	30,216	26,983

Noninterest income
Service charges on deposits	799	806	2,346	2,330
Other	286	732	764	1,801

Total noninterest income	1,085	1,538	3,110	4,131

Noninterest expenses
Salaries and benefits	3,709	3,407	10,891	10,037
Occupancy	704	630	2,027	1,838
Furniture and equipment	465	431	1,350	1,404
Other	1,457	1,559	4,200	4,293

Total noninterest expenses	6,335	6,027	18,468	17,572

Income before provision for income taxes	4,992	4,539	14,858	13,542
Provision for income taxes	1,729	1,589	5,143	4,739

Net income	$ 3,263	$ 2,950	$ 9,715	$ 8,803

Common Share Data (adjusted for 10% stock dividend distributed on February 12, 2004)
Earnings per share
Basic	$ 0.30	$ 0.27	$ 0.89	$ 0.80
Diluted	$ 0.28	$ 0.25	$ 0.85	$ 0.76
Weighted average shares outstanding	10,863,000	10,911,000	10,869,000	10,910,000
Weighted average shares outstanding - diluted	11,397,000	11,406,000	11,408,000	11,396,000
Book value per share			$ 8.98	$ 8.68
Tangible book value			$ 8.98	$ 8.67
Shares outstanding			10,886,000	9,920,000

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Sept. 30, 2004	Dec. 31, 2004	Sept. 30, 2003
Balance Sheet Data
Assets
Cash and due from banks	$ 46,345	$ 54,446	$ 61,032
Federal funds sold	--	47,017	5,151
Available-for-sale securities - at fair value	179,322	153,727	152,959
Loans:
Commercial	230,198	236,836	206,274
Real estate-construction	41,599	46,266	55,584
Real estate-other	556,771	489,213	473,650
Consumer	13,189	11,540	13,999
Deferred loan fees, net	(1,208)	(1,114)	(1,139)

Total loans	840,549	782,741	748,368
Allowance for loan losses	(14,779)	(16,590)	(16,272)

Net loans	825,770	766,151	732,096
Premises and equipment, net	3,313	2,787	2,787
Accrued interest receivable and other assets	19,015	13,712	15,858

Total assets	$ 1,073,765	$ 1,037,840	$ 969,883

Liabilities and Shareholders' Equity
Deposits:
Demand, noninterest bearing	$ 260,703	$ 321,980	$ 239,802
Demand, interest bearing	137,631	113,215	134,715
Savings	259,550	232,610	230,137
Time	296,275	270,305	267,348

Total Deposits	954,159	938,110	872,002
Accrued interest payable and other liabilities	21,856	10,135	11,813
Shareholders' equity	97,750	89,595	86,068

Total liabilities and shareholders' equity	$ 1,073,765	$ 1,037,840	$ 969,883

Asset Quality
Loans past due 90 days or more and accruing interest	$ 355	$ --	$ 4,975
Nonaccrual loans	924	9,606	5,324
Restructured loans	752	835	862
Other real estate owned	5,250	--	2,761

Total nonperforming assets	$ 7,281	$ 10,441	$ 13,922

Allowance for loan losses to total loans	1.76%	2.12%	2.17%
Allowance for loan losses to NPL's	728%	159%	146%
Allowance for loan losses to NPA's	203%	159%	117%
Regulatory Capital and Ratios
Tier 1 capital	96,590	88,321	85,396
Total capital	108,158	99,038	95,609
Tier 1 capital ratio	10.5%	10.4%	10.5%
Total risk based capital ratio	11.7%	11.6%	11.8%
Tier 1 leverage ratio	9.1%	9.0%	8.8%

CENTRAL COAST BANCORP CONSOLIDATED CONDENSED FINANCIAL DATA (Unaudited) (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Selected Financial Ratios
Return on average total assets	1.22%	1.21%	1.25%	1.27%
Return on average shareholders' equity	13.66%	13.75%	13.99%	14.25%
Net interest margin (tax equivalent basis)	4.56%	4.39%	4.50%	4.45%
Efficiency ratio (tax equivalent basis)	50.68%	52.55%	51.72%	53.46%

Selected Average Balances
Loans	$ 802,659	$ 722,187	$ 776,315	$ 714,648
Taxable investments	123,704	89,131	123,202	68,405
Tax-exempt investments	53,255	48,368	51,542	48,774
Federal funds sold	16,796	38,626	16,446	30,839
Total earning assets	$ 996,414	$ 898,312	$ 967,505	$ 862,666

Total assets	$1,067,689	$ 968,119	$1,036,913	$ 929,400

Demand deposits - interest bearing	$ 143,870	$ 130,645	$ 140,011	$ 122,102
Savings	261,444	233,696	254,899	218,265
Time deposits	287,973	271,275	279,114	273,390
Other borrowings	5,433	6,448	7,790	6,534

Total interest bearing liabilities	$ 698,720	$ 642,064	$ 681,814	$ 620,291

Demand deposits - noninterest bearing	$ 267,033	$ 234,578	$ 255,992	$ 219,760

Shareholders' equity	$ 95,043	$ 85,148	$ 92,748	$ 82,585